EXHIBIT  99.1

For Immediate Release
March 8, 2010

 PENINSULA GAMING REPORTS RESULTS FOR THE FOURTH QUARTER AND FULL YEAR ENDED DECEMBER 31, 2009

Dubuque, IA – March 8, 2010 – Peninsula Gaming, LLC (the "Company") today announced financial results for the fourth quarter and full year ended December 31, 2009.  The Company is the parent of (i) Diamond Jo, LLC ("DJL"), which owns and operates the Diamond Jo Casino in Dubuque, Iowa, (ii) Diamond Jo Worth, LLC ("DJW"), which owns and operates the Diamond Jo Casino in Worth County, Iowa, (iii) The Old Evangeline Downs, L.L.C. ("EVD"), which owns and operates the Evangeline Downs Racetrack and Casino in Opelousas, Louisiana and four off-track betting parlors in Louisiana, and (iv) Belle of Orleans, L.L.C. (“ABC”), which owns and operates the Amelia Belle Casino in Amelia, Louisiana.

($ in thousands)
	Three months ended December 31,			Full year ended December 31,
	2009	2008	% change	2009	2008	% change
Total net revenues	$69,611	$61,844	12.6%	$286,280	$259,153	10.5%

Consolidated Adjusted EBITDA (1)	$20,517	$17,136	19.7%	$87,975	$79,690	10.4%

Income from operations	$12,187	$10,493	16.1%	$57,431	$59,925	-4.2%

Net income (loss) – reported	$(2,094)	$1,109	NM	$(13,441)	$22,756	NM

($ in thousands)	Net Revenues			Net Revenues
	Three months ended December 31,			Full year ended December 31,
	2009	2008	% change	2009	2008	% change
Diamond Jo Dubuque	$15,923	$11,305	40.8%	$71,876	$42,364	69.7%

Diamond Jo Worth	$19,886	$19,578	1.6%	$83,897	$84,596	-0.8%

Evangeline Downs	$26,103	$30,961	-15.7%	$122,808	$132,193	-7.1%

Amelia Belle	$7,699	$-	NM	$7,699	$-	NM

Total	$69,611	$61,844	12.6%	$286,280	$259,153	10.5%

($ in thousands)	Adjusted EBITDA(1) by Property				Adjusted EBITDA(1) by Property
	Three months ended December 31,				Full year ended December 31,
	2009	2008	% change		2009	2008	% change
Diamond Jo Dubuque	$4,960	$2,645	87.5%		$23,759	$12,929	83.8%
Margin	31.1%	23.4%	+770	bp	33.1%	30.5%	+260	bp

Diamond Jo Worth	$7,717	$6,964	10.8%		$33,567	$32,602	3.0%
Margin	38.8%	35.6%	+320	bp	40.0%	38.5%	+150	bp

Evangeline Downs	$7,061	$8,886	-20.5%		$34,355	$38,941	-11.8%
Margin	27.0%	28.7%	-160	bp	28.0%	29.5%	-150	bp

Amelia Belle	$1,932	$-	NM		$1,932	$-	NM
Margin	25.1%	NM	NM		25.1%	NM	NM

Total Consolidated Property Adjusted EBITDA	$21,670	$18,495	17.2%		$93,613	$84,472	10.8%
Margin	31.1%	29.9%	+120	bp	32.7%	32.6%	+10	bp

(1)
See “Non-GAAP Financial Measures” for a definition of Adjusted EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA and more information relating to such non-GAAP financial measures.

“Overall we are disappointed in our operating results which reflected the challenging operating environment for each of our properties,” said Brent Stevens, Chief Executive Officer of the Company.  “At Evangeline Downs, we experienced softening results reflecting the weak economy in the central and south Louisiana markets.  While our Iowa properties experienced improvements year over year, we did experience softness relative to our own expectations for the potential of those properties.  On a positive note, our properties in Iowa – Diamond Jo Dubuque and Diamond Jo Worth – saw margin gains in the quarter – a result of our new facility in Dubuque and the result of ongoing operating improvement initiatives by our management teams at both properties.  While we believe that 2010 will continue to be a very difficult operating environment, we remain focused on our strategy and will continue to concentrate on growing our company in a rational and prudent manner as we have done for over a decade.”

Mr. Stevens continued, “Finally, on October 22, 2009, we closed on the acquisition of the Amelia Belle and in January completed the renovation of that property.  We are eager to experience the operating results at that property of which we believe it is capable.”

Fourth Quarter 2009 Results

Net revenues for the fourth quarter of 2009 were $69.6 million, Consolidated Property Adjusted EBITDA was $21.7 million and Consolidated Adjusted EBITDA was $20.5 million.  For the fourth quarter of 2008, consolidated revenues were $61.8 million, Consolidated Property Adjusted EBITDA was $18.5 million and Consolidated Adjusted EBITDA was $17.1 million.

For the fourth quarter 2009, on a generally accepted accounting principles ("GAAP") basis, the Company reported a net loss of $2.1 million.  Net income for the fourth quarter 2008 on a GAAP basis was $1.1 million.

Full Year 2009 Results

For the full year ended December 31, 2009, consolidated net revenues were $286.3 million, Consolidated Property Adjusted EBITDA was $93.6 million and Consolidated Adjusted EBITDA was $88.0 million. For the full year ended December 31, 2008, consolidated net revenues were $259.2 million, Consolidated Property Adjusted EBITDA was $84.5 million and Consolidated Adjusted EBITDA was $79.7 million.

On a GAAP basis, for 2009, the Company reported a net loss of $13.4 million.  The Company took a $22.5 million charge during 2009 due to the early retirement of debt.  Net income for 2008 on a GAAP basis was $22.8 million.

Property Highlights

Diamond Jo Dubuque

Net revenues at DJL for the fourth quarter of 2009 increased to $15.9 million from $11.3 million in the fourth quarter of 2008 primarily due to the opening of its new land-based casino in December 2008.  Net revenues for the fourth quarter of 2009 include casino revenues of $15.7 million and food and beverage and other revenues of $2.4 million, less promotional allowances of $2.2 million.  Adjusted EBITDA at DJL for the fourth quarter of 2009 increased to $5.0 million from $2.6 million for the fourth quarter of 2008.

For 2009, DJL's net revenues increased $29.5 million to $71.9 million, compared to $42.4 million for 2008.  Adjusted EBITDA at DJL increased $10.9 million to $23.8 million for 2009, compared to $12.9 million for 2008.

Diamond Jo Worth

Net revenues at DJW during the fourth quarter of 2009 were $19.9 million, an increase of $0.3 million from $19.6 million in the fourth quarter of 2008.  Net revenues include casino revenues of $18.9 million, food and beverage revenues of $1.1 million, other revenues (primarily related to gasoline and merchandise sales at the convenience store located adjacent to the casino) of $1.7 million, less promotional allowances of $1.8 million.  Adjusted EBITDA at DJW increased $0.7 million to $7.7 million in the fourth quarter of 2009 from $7.0 million in the fourth quarter of 2008.

For 2009, DJW's net revenues were $83.9 million, a decrease of $0.7 million from $84.6 million for 2008.  Adjusted EBITDA at DJW increased $1.0 million to $33.6 million for 2009 from $32.6 million for 2008.

Evangeline Downs Racetrack and Casino

For the fourth quarter of 2009, EVD's net revenues were $26.1 million, a decrease of $4.9 million from $31.0 million in the fourth quarter of 2008 due primarily to continued weakness in the Louisiana gaming market.  Net revenues for the quarter include casino revenues of $22.2 million, racing and off-track betting revenues of $2.8 million, video poker revenues of $1.2 million, and food and beverage and other revenues of $2.3 million, less promotional allowances of $2.4 million. Adjusted EBITDA at EVD during the fourth quarter of 2009 was $7.1 million, a decline of $1.8 million from $8.9 million in the fourth quarter of 2008.

For 2009, EVD's net revenues were $122.8 million, a decrease of $9.4 million from $132.2 million in 2008.  Adjusted EBITDA at EVD decreased $4.5 million to $34.4 million for 2009 from $38.9 million for 2008.

In February 2010, EVD opened its new 23,000 square-foot event center adjacent to the casino.  This $4.7 million multi-purpose facility is equipped to cater to small and large banquets as well as host concerts and other entertainment acts.

In addition, an independent third party operator recently started construction on an approximately 100-room hotel adjacent to EVD’s racino. The hotel is expected to include at least 25 suites, five meeting rooms and an indoor pool and is expected to be completed in the third quarter of 2010.

Amelia Belle Casino

On October 22, 2009, PGL acquired the Amelia Belle Casino, in Amelia, Louisiana, which is located in the south-central part of the state. The Amelia Belle Casino is a three-level riverboat with gaming located on the first two decks and includes 842 slot machines, 17 table games and 3 poker tables. The third deck of the riverboat includes a 153-seat buffet and a banquet room. The Amelia Belle Casino is located just 90 miles from Evangeline Downs Racetrack and Casino.

Net revenues at ABC from the acquisition date through December 31, 2009 were $7.7 million.  Net revenues during that time period include casino revenues of $8.1 million and food and beverage and other revenues of $0.8 million, less promotional allowances of $1.2 million.  Adjusted EBITDA at ABC from the acquisition date through December 31, 2009 was $1.9 million.

We recently finished a $7.5 million renovation of ABC’s riverboat casino that includes a remodel of the interior of the casino, including new carpet and remodeled restrooms, replacing 260 slot machines and themes, reconfiguration of the gaming floor, new slot signage, a new surveillance system and painting of the exterior of the boat.

General Corporate

General corporate Adjusted EBITDA was $(1.2) million for the fourth quarter of 2009 compared to $(1.4) million during the same period in 2008.  For 2009, general corporate Adjusted EBITDA was $(5.6) million compared to $(4.8) million during 2008.

Liquidity and Capital Resources

The Company ended the fourth quarter of 2009 with $34.5 million in cash and cash equivalents on hand, and $4.4 million in restricted cash. Total debt outstanding was $539.5 million. After taking into account outstanding letters of credit, the Company had $56.8 million available under its $58.5 million revolving credit facility at December 31, 2009.

During the fourth quarter of 2009, the Company had cash outflows of $6.8 million related to capital expenditures. Of this amount, $2.4 million related to the development of the event center at EVD and $3.5 million related to renovations at ABC.  The Company had maintenance capital expenditures at its four properties of approximately $0.9 million in the aggregate.

On October 29, 2009, the Company entered into an amended and restated loan and security agreement with Wells Fargo Foothill, Inc. as the arranger and agent.  The credit facility is a revolving credit facility which permits the Company to request advances and letters of credit up to the lesser of the maximum revolver amount of $58.5 million (less amounts outstanding under letters of credit) and a specified borrowing base.  The borrowings under the credit facility bear interest at a rate equal to the Wells Fargo prime rate plus a margin of 2.5% with a floor of 6%.

Non-GAAP Financial Measures

We define EBITDA as earnings (loss) before interest (including loss on early retirement of debt), taxes, and depreciation and amortization (including impairment charges). We define Adjusted EBITDA as EBITDA adjusted, as applicable, for non-cash equity based compensation, development expense, pre-opening expense, affiliate management fees and gain or loss on disposal of assets. We define Consolidated Adjusted EBITDA as the Adjusted EBITDA of the Company on a consolidated basis.  We define Consolidated Property Adjusted EBITDA as the sum of Adjusted EBITDA of each of our gaming properties at EVD, DJW, DJL and ABC. We believe that Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are useful measures in evaluating our operating performance because (i) our investors and other interested parties use these measures as a measure of financial performance and debt service capabilities, (ii) our management uses these measures for internal planning purposes, including evaluating aspects of our operating budget, our ability to meet future debt service, and our capital expenditure and working capital requirements, and (iii) our board of managers and management use these measures for determining certain management compensation targets and thresholds. We believe that Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are more useful for these purposes than EBITDA because their use facilitates measuring operating performance on a more consistent basis by removing the impact of certain items not directly resulting from the operation of our business in the ordinary course.

However, EBITDA, Adjusted EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA are not measures of financial performance under GAAP. Accordingly, the use of these measures should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, or as an alternative to cash flow from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. The Company has significant uses of cash, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Consolidated Adjusted EBITDA or Consolidated Property Adjusted EBITDA.

Because Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA exclude some items that affect net income (loss), the use of these measures may vary among companies and may not be comparable to similarly titled measures of other companies.

A reconciliation of Consolidated Property Adjusted EBITDA and Consolidated Adjusted EBITDA to net (loss) income on a GAAP basis is provided at the end of this release.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, competition, risks associated with new ventures, government regulation, including licensure requirements, legalization of gaming, availability of financing on commercially reasonable terms, changes in interest rates, future terrorist acts, and other factors detailed in the reports filed by the Company with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.

Peninsula Gaming, LLC
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands)

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	Year Ended December 31, 2009	Year Ended December 31, 2008
REVENUES:
Casino	$64,858	$55,635	$258,427	$227,269
Racing	2,822	3,210	16,507	17,986
Video poker	1,152	1,399	5,322	5,901
Food and beverage	5,838	4,367	23,418	16,767
Other	2,557	2,437	10,580	11,809
Less promotional allowances	(7,616)	(5,204)	(27,974)	(20,579)
Total net revenues	69,611	61,844	286,280	259,153

EXPENSES:
Casino	27,367	24,732	107,106	97,421
Racing	3,066	3,138	15,360	15,739
Video poker	861	1,024	3,908	4,349
Food and beverage	3,813	3,514	16,471	13,174
Other	1,793	1,637	7,484	7,564
Selling, general and administrative (1)	12,194	9,995	45,564	34,657
Depreciation and amortization	6,806	5,337	24,651	20,134
Pre-opening expense	6	580	6	785
Development expense	507	(409)	1,211	(922)
Affiliate management fees	1,224	1,181	5,318	5,401
Impairment of asset held for sale	-	831	-	831
(Gain) loss on disposal of assets	(213)	(209)	1,770	95
Total expenses	57,424	51,351	228,849	199,228

INCOME FROM OPERATIONS	12,187	10,493	57,431	59,925

OTHER INCOME (EXPENSE):
Interest income	505	527	2,010	2,465
Interest expense, net of amounts capitalized	(14,786)	(9,911)	(50,407)	(39,634)
Loss on early retirement of debt	-	-	(22,475)	-
Total other expense	(14,281)	(9,384)	(70,872)	(37,169)

NET (LOSS) INCOME	$(2,094)	$1,109	$(13,441)	$22,756

(1)
 Includes a credit to expense for non-cash equity based compensation of $0.7 million for the three months ended December 31, 2008 and $2.4 million and $6.6 million for the years ended December 31, 2009 and 2008, respectively.  There was no expense for non-cash equity based compensation during the three months ended December 31, 2009.

Peninsula Gaming, LLC
Supplemental Data Schedule (Unaudited)
(In thousands)

The following is a reconciliation of Consolidated Property Adjusted EBITDA and Consolidated Adjusted EBITDA to Net (Loss) Income:

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Adjusted EBITDA by Property (1)
Diamond Jo Dubuque	$4,960	$2,645	$23,759	$12,929
Diamond Jo Worth	7,717	6,964	33,567	32,602
Evangeline Downs	7,061	8,886	34,355	38,941
Amelia Belle	1,932	-	1,932	-
Consolidated Property Adjusted EBITDA (1)	21,670	18,495	93,613	84,472
General corporate	(1,153)	(1,359)	(5,638)	(4,782)
Consolidated Adjusted EBITDA (1)	20,517	17,136	87,975	79,690
Non-cash equity based compensation	-	668	2,412	6,559
Depreciation and amortization	(6,806)	(5,337)	(24,651)	(20,134)
Pre-opening expense	(6)	(580)	(6)	(785)
Development expense	(507)	409	(1,211)	922
Affiliate management fees	(1,224)	(1,181)	(5,318)	(5,401)
Impairment on asset held for sale	-	(831)	-	(831)
Gain (loss) on disposal of assets	213	209	(1,770)	(95)
Interest expense, net	(14,281)	(9,384)	(48,397)	(37,169)
Loss on early retirement of debt	-	-	(22,475)	-
Net (loss) income	$(2,094)	$1,109	$(13,441)	$22,756

(1)
See “Non-GAAP Financial Measures” for a definition of Adjusted EBITDA, Consolidated Adjusted EBITDA and Consolidated Property Adjusted EBITDA and more information relating to such non-GAAP financial measures.

Contact:

Peninsula Gaming, LLC
301 Bell Street
Dubuque, Iowa 52001
Natalie A. Schramm, 563-690-4977